Media Contact: Bob Klein (414) 343-4433
Financial Contact: Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON REPORTS SECOND QUARTER 2009 RESULTS,
LOWERS FULL-YEAR SHIPMENT PLANS,
AND PROVIDES RESTRUCTURING UPDATE

Earnings Drop Reflects Impact of Lower Shipments, One-Time Reclassification of
Finance Receivables and Goodwill Write-Off Related to HDFS

Decline in Retail Motorcycle Sales Prompts Shipment Reduction, Additional
Workforce Reduction

UPDATED July 16, 2009, 8:00 A.M. CDT to correct hourly workforce reduction numbers and reporting period for cash flow and capital expenditures.

        MILWAUKEE, July 16, 2009 — Harley-Davidson, Inc. (NYSE:HOG) reported decreased revenue, net income and diluted earnings per share for the second quarter of 2009 compared to the year-ago period.

        Net income of $19.8 million and diluted earnings per share of $0.08 were primarily affected by the planned 27.6 percent reduction in motorcycle shipments compared to the year-ago period and by two non-cash charges related to HDFS: a $72.7 million credit loss provision for a one-time reclassification of motorcycle loan receivables; and a one-time $28.4 million charge to write off the total goodwill associated with HDFS.

        Worldwide retail unit sales of new Harley-Davidson® motorcycles were down 30.1 percent compared to the year-ago quarter. Retail new Harley-Davidson motorcycle sales in the U.S. were down 35.1 percent and declined 18.2 percent in international markets compared to last year’s second quarter. Industry-wide retail sales of heavyweight motorcycles in the U.S. declined 48.1 percent for the same period.

        “While the underlying fundamentals of the Harley-Davidson brand remain strong and our dealers’ retail motorcycle sales declined less than our competitors, it is obviously a very tough environment for us right now, given the continued weak consumer spending in the overall economy for discretionary purchases,” said Harley-Davidson, Inc. President and CEO Keith Wandell.

        In light of the decline in retail motorcycle sales, the Company also lowered its 2009 shipment expectations for Harley-Davidson motorcycles. The Company now plans to ship between 212,000 and 228,000 Harley-Davidson motorcycles to dealers and distributors worldwide in 2009, or 25 percent to 30 percent fewer than the 303,479 shipped in 2008. Prior 2009 guidance was for shipments of 264,000 to 273,000 motorcycles. In the third quarter of 2009, the Company expects to ship 52,000 to 57,000 Harley-Davidson motorcycles.

        As a result of the lowered shipment volume, the Company will implement a further reduction this year of approximately 700 positions in the hourly production workforce. Harley-Davidson will also be reducing the non-production, primarily salaried headcount by an approximate 300 additional positions, including a reduction at HDFS. The Company plans to offer a voluntary separation incentive package to eligible salaried employees. Earlier this year, the Company had announced workforce reductions totaling about 1,100 to 1,200 hourly production positions in 2009 and 2010 and about 300 non-production, primarily salaried positions.

        “We continue to take these difficult actions to manage through the current challenges and we also continue to take major steps in creating the operational effectiveness that is essential to our long-term future,” said Wandell. “We are committed to doing what is required to enable Harley-Davidson to operate as a competitive business and employer over the long haul.”

        The Company continues to expect full-year gross margins to be between 30.5 percent and 31.5 percent.

Details of Harley-Davidson, Inc. Second-Quarter and Six-Month Results

        Second Quarter. Net income for the quarter was $19.8 million, compared to $222.8 million in the second quarter of 2008, on revenue of $1.15 billion compared to $1.57 billion in the year-ago period. Diluted earnings per share for the second quarter were $0.08, compared to diluted earnings per share of $0.95 in last year’s second quarter.

        A key factor affecting earnings was the one-time reclassification of finance receivables from held-for-sale to held-for-investment and the related $72.7 million non-cash provision to establish the related initial credit loss allowance.

        In addition, as a result of Harley-Davidson’s lower shipment volume projections, the Company recorded a non-cash, one-time $28.4 million impairment charge to write off the goodwill recorded in connection with the 1995 purchase of HDFS.

        The Company believes HDFS continues to have significant strategic value despite the write-off of remaining goodwill caused by the current economic environment.

        Six Months. For the first six months of 2009, Company revenue totaled $2.44 billion, a 15.1 percent decrease from the year-ago period. Diluted earnings per share were $0.59, a decrease of 66.1 percent compared to the same period last year. Net income was $137.1 million, compared to $410.4 million in the first half of 2008.

Strategy for the Current Economic Environment

        In early 2009, Harley-Davidson announced a three-part strategy for managing through the global economic downturn and strengthening its operations and financial results going forward. That strategy consists of: 1) investing in the brand; 2) creating the appropriate cost structure; and 3) obtaining funding to support the lending activities of HDFS.

Brand Investment

        Reductions in Harley-Davidson’s motorcycle shipment plans for 2009 reflect the Company’s intense focus on maintaining brand strength. “When it comes to protecting and enhancing the brand, managing supply in line with demand is one of the most important things we can do. We plan to ship fewer Harley-Davidson motorcycles worldwide this year than we anticipate dealers will sell at retail,” Wandell said.

        At the same time, Harley-Davidson continues to make significant investments in product development and marketing, and the Company is more focused than ever on making those investments work harder and smarter, according to Wandell. “We’ve got a great lineup of motorcycles and one of our top priorities is to reduce complexity and improve efficiency throughout our product development and manufacturing processes,” said Wandell.

        On July 25, 2009, Harley-Davidson Motor Company introduces 2010 model year motorcycles at its Summer Dealer Meeting in Denver.

Cost Structure

        The Company earlier this year announced plans to consolidate its two Milwaukee-area powertrain (engine and transmission) plants into one facility; consolidate paint and frame operations at its York, Pa. facilities into one plant; and close its Franklin, Wis. Parts and Accessories distribution center and consolidate those operations with General Merchandise distribution through a third-party logistics company. In April, the Company completed the transition of its U.S. transportation fleet operations to a third-party provider as part of its restructuring initiatives.

        Powertrain Consolidation Accelerated. Production shutdowns and line rate adjustments will be implemented at Harley-Davidson powertrain operations in Menomonee Falls and Wauwatosa, Wis., and at motorcycle assembly operations in York, Pa. and Kansas City, Mo., to achieve the newly-announced unit volume reduction. As a result of the volume reduction and production shutdowns, the Company expects to accelerate and substantially complete the planned consolidation of the powertrain operations by mid-2010.

        Sportster® and V-Rod® motorcycle final assembly operations and V-Rod motorcycle powertrain production in Kansas City, and production of Sportster motorcycle powertrains in Wauwatosa will be shut down for approximately 14 weeks in 2009, including the entire fourth quarter. The Company anticipates that other production operations will be shut down for a total of approximately five weeks over the rest of 2009.

        On a combined basis, Harley-Davidson now expects the volume reductions and restructuring activities to result in one-time charges of approximately $160 million to $190 million over the course of 2009 and 2010, an increase of $40 million from earlier estimates, including $50.0 million incurred during the first half of 2009. The Company now estimates ongoing annual savings of approximately $140 million to $150 million, or $70 million greater than previously estimated, upon completion of the announced restructuring actions. Savings in 2009 are now estimated to be $70 million to $85 million.

        York Study Underway. Since the announcement of the original consolidation plans in January, Harley-Davidson has determined that the Company’s York operations are not currently competitive or sustainable. The Company has undertaken a “two path” study to determine whether major, additional restructuring at York can achieve cost and efficiency targets to make the operations viable, or alternatively, whether the Company will relocate the York operations to another U.S. location. The Company expects to make a decision on the status of the York operations later this year.

HDFS Funding

        Harley-Davidson continues to focus intently on the funding needs of HDFS and, utilizing a variety of funding paths, has provided liquidity for expected HDFS lending activities through the end of this year and into 2010. The Company continues to evaluate additional funding actions to diversify funding sources and balance long-and short-term HDFS debt needs, as well as provide sufficient liquidity for new loan originations.

Business Segment Second-Quarter and Six-Month Results

Motorcycles and Related Products Segment

        Second Quarter. Revenue from Harley-Davidson motorcycles during the second quarter of 2009 was $808.7 million, a decrease of $375.7 million or 31.7 percent versus the same period last year. The Company shipped 58,179 Harley-Davidson motorcycles in the second quarter of 2009 compared to 80,326 motorcycles shipped in the year-ago period and within the Company’s guidance for this year’s first quarter.

        Revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $231.5 million, a decrease of $34.2 million or 12.9 percent versus the year-ago quarter. Revenue from General Merchandise, which includes MotorClothes® apparel, totaled $69.6 million, a decrease of $7.2 million or 9.4 percent from the year-ago quarter.

        Gross margin for the second quarter of 2009 was 33.5 percent of revenue compared to 35.7 percent for the second quarter last year. Operating margin was 14.5 percent, compared to 20.1 percent in the second quarter of 2008. Gross and operating margins were adversely affected during the quarter by the shipment volume reduction.

        Six Months. Through the first six months of this year, shipments of Harley-Davidson motorcycles were 132,849 units, a 12.7 percent decrease compared to last year’s 152,194 units. Harley-Davidson motorcycle revenue through six months was $1.82 billion, down 17.2 percent compared to last year’s $2.20 billion. Six-month P&A revenue totaled $401.2 million, a 10.4 percent decrease from last year’s $447.6 million. General Merchandise revenue totaled $144.8 million, a 10.0 percent decrease compared to $160.8 million during the same period in 2008. Gross margin through six months was 35.3 percent and operating margin was 16.2 percent, compared to 36.1 percent and 20.1 percent respectively in last year’s first half.

Motorcycle Retail Sales

        Second Quarter. During the second quarter, worldwide retail sales of Harley-Davidson motorcycles decreased 30.1 percent compared to the prior-year quarter. In the U.S., retail sales of Harley-Davidson motorcycles decreased 35.1 percent from the year-ago period. Industry-wide retail sales of heavyweight motorcycles in the U.S. declined 48.1 percent during the quarter.

        In international markets, retail sales of Harley-Davidson motorcycles decreased 18.2 percent during the second quarter of 2009 compared to the second quarter of 2008.

        Six Months. For the first half of 2009, worldwide retail sales of Harley-Davidson motorcycles declined 23.6 percent compared to the prior year. U.S. retail sales of Harley-Davidson motorcycles declined 26.1 percent for the first half of the year while the U.S. heavyweight market segment was down 40.0 percent for the same period, compared to the year-ago period. International retail sales of Harley-Davidson motorcycles decreased 17.8 percent for the first six months of 2009 compared to 2008.

        First half data are listed in the accompanying tables.

Financial Services Segment

        Harley-Davidson Financial Services recorded an operating loss of $62.1 million for the second quarter, compared to operating income of $37.1 million in the year-ago quarter. In addition to the effects of the finance receivables reclassification HDFS recorded $15.0 million in writedowns on retained securitization interests due to expected higher credit losses compared to a $6.3 million write-down in the year ago period. For the first half of 2009, HDFS reported an operating loss of $50.9 million, compared to operating income of $72.1 million for the prior-year period. In addition, the Company wrote off $28.4 million of goodwill associated with HDFS.

Income Tax Rate

        The Company’s second-quarter effective income tax rate was 71.6 percent, compared to 36.0 percent in the same quarter last year. This increase was due primarily to the non-deductible goodwill write-off and the tax implications of MV Agusta, which the Company acquired in August 2008. The Company expects its full-year 2009 effective tax rate to be approximately 55 percent due to the items listed above as well as the previously reported one-time tax charge of $22.5 million in the first quarter of 2009 and the implications of reduced shipments on earnings for the remainder of the year.

Cash Flow

        Cash and cash equivalents totaled $1.03 billion as of June 28, 2009, compared to $803.4 million at the end of the year-ago period. Cash used by operations was $164.4 million and capital expenditures were $57.3 million during the first six months of 2009. For the full year, capital expenditures are now expected to be $145 million to $175 million, including $20 million to $30 million related to restructuring activities.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company (HDMC), Buell Motorcycle Company (Buell), MV Agusta and Harley-Davidson Financial Services (HDFS). Harley-Davidson Motor Company produces heavyweight custom, touring and cruiser motorcycles. Buell produces American sport performance motorcycles. MV Agusta produces premium, high-performance sport motorcycles sold under the MV Agusta® brand and lightweight sport motorcycles sold under the Cagiva® brand. HDFS provides wholesale and retail financing and insurance programs primarily to Harley-Davidson and Buell dealers and customers.

Forward-Looking Statements

        The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) effectively execute the Company’s restructuring plans within expected costs and timing, (ii) successfully achieve with our labor union partners flexible and cost-effective agreements to accomplish restructuring goals and long-term competitiveness, (iii) manage the risks that our independent dealers may have difficulty obtaining capital, and adjusting to the recession and slowdown in consumer demand,  (iv) manage supply chain issues, (v) anticipate the level of consumer confidence in the economy, (vi) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (vii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (viii) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (ix) manage production capacity and production changes, (x) provide products, services and experiences that are successful in the marketplace, (xi) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xii) sell all of its motorcycles and related products and services to its independent dealers, (xiii) continue to develop the capabilities of its distributor and dealer network, (xiv) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xv) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xvi) adjust to healthcare inflation, pension reform and tax changes, (xvii) retain and attract talented employees, (xviii) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation, (xix) implement and manage enterprise-wide information technology solutions and secure data contained in those systems, and (xx) successfully integrate and profitably operate MV Agusta Group.

        In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current turbulent capital, credit and retail markets and our ability to adjust to the recession.

        The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
Net revenue	$1,153,645	$1,572,569	$2,444,293	$2,878,882
Gross profit	386,278	561,924	863,061	1,038,061
Selling, administrative and engineering expense	203,581	234,292	416,891	448,825
Restructuring expense	15,131	11,549	49,993	11,549

Operating income from motorcycles & related products	167,566	316,083	396,177	577,687
Financial services income	123,967	106,840	228,634	200,129
Financial services expense	186,086	69,693	279,548	128,075

Operating (loss) income from financial services	(62,119)	37,147	(50,914)	72,054
Corporate expense	6,312	7,367	14,082	12,825
Goodwill impairment	28,387	--	28,387	--

Income from operations	70,748	345,863	302,794	636,916
Investment income	317	2,240	2,270	4,282
Interest expense (1)	1,538	--	11,798	--

Income before provision for income taxes	69,527	348,103	293,266	641,198
Provision for income taxes	49,777	125,316	156,169	230,830

Net income	$19,750	$222,787	$137,097	$410,368

Earnings per common share:
Basic	$0.08	$0.95	$0.59	$1.74
Diluted	$0.08	$0.95	$0.59	$1.74
Weighted-average common shares:
Basic	232,616	235,067	232,442	236,067
Diluted	233,520	235,314	233,088	236,277
Cash dividends per common share	$0.10	$0.33	$0.20	$0.63

(1)	Interest expense for the six months ended June 28, 2009 includes $8.0 million related to the Company’s $600.0 million senior unsecured notes (Notes) issued in February 2009. This interest expense represents a portion of the total interest incurred on the Notes during the first quarter and corresponds to the initial temporary investment of proceeds at corporate. Prior to the end of the first quarter, the full proceeds were transferred to HDFS and, as a result, the balance of interest expense on the Notes for the period has been included in financial services expense.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) June 28, 2009	December 31, 2008	(Unaudited) June 29, 2008
ASSETS
Current assets:
Cash and cash equivalents	$1,031,194	$593,558	$803,400
Marketable securities	--	--	524
Accounts receivable, net	287,494	296,258	290,139
Finance receivables held for sale (2)	--	2,443,965	1,617,817
Finance receivables held for investment, net	1,651,700	1,378,461	1,246,325
Inventories	435,043	400,908	341,396
Other current assets	358,663	264,731	206,624

Total current assets	3,764,094	5,377,881	4,506,225
Finance receivables held for investment, net	3,472,325	817,102	934,534
Other long-term assets	1,528,267	1,633,642	1,342,994

	$8,764,686	$7,828,625	$6,783,753

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$852,543	$865,108	$841,263
Short-term debt	1,690,910	1,738,649	526,898
Current portion of long-term debt	--	--	401,036

Total current liabilities	2,543,453	2,603,757	1,769,197
Long-term debt	3,038,387	2,176,238	2,050,000
Pension liability and postretirement healthcare benefits	754,733	758,411	269,928
Other long-term liabilities	175,330	174,616	161,791
Total shareholders’ equity	2,252,783	2,115,603	2,532,837

	$8,764,686	$7,828,625	$6,783,753

(2)	During the second quarter of 2009, the Company reclassified its finance receivables held for sale to finance receivables held for investment, net due to a change in the Company’s intent to structure future securitization transactions in a manner that does not qualify for accounting sale treatment under the provisions of Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.”

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended
	June 28, 2009	June 29, 2008
Net cash used by operating activities	($ 164,442)	($ 39,016)
Cash flows from investing activities:
Capital expenditures	(57,323)	(99,597)
Finance receivables held for investment, net	(26,099)	(73,365)
Collection of retained securitization interests	26,904	18,607
Net change in marketable securities	--	2,019
Other, net	(3,598)	1,193

Net cash used by investing activities	(60,116)	(151,143)
Cash flows from financing activities:
Proceeds from issuance of medium term notes	--	993,550
Proceeds from issuance of senior unsecured notes	589,255	--
Net borrowings of securitization debt	483,864	--
Net decrease in credit facilities and unsecured commercial paper	(392,366)	(116,621)
Net borrowings of asset-backed commercial paper	87,706	--
Net change in restricted cash	(76,658)	--
Dividends	(46,913)	(148,591)
Purchase of common stock for treasury	(296)	(150,134)
Excess tax benefits from share-based payments	147	252
Issuance of common stock under employee
stock option plans	10	736

Net cash provided by financing activities	644,749	579,192
Effect of exchange rate changes on cash
and cash equivalents	17,445	11,513
Net increase in cash and cash equivalents	437,636	400,546
Cash and cash equivalents:
At beginning of period	593,558	402,854

At end of period	$1,031,194	$803,400

Net Revenue and Motorcycle
Shipment Data
(Unaudited)

	Three months ended		Six months ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$808,709	$1,184,369	$1,819,518	$2,197,838
Buell® & MV Agusta® motorcycles	39,934	41,518	71,199	63,593
Parts & Accessories	231,470	265,665	401,226	447,607
General Merchandise	69,601	76,790	144,792	160,796
Other	3,931	4,227	7,558	9,048

	$1,153,645	$1,572,569	$2,444,293	$2,878,882

MOTORCYCLE SHIPMENTS:
Harley-Davidson
United States	35,194	51,449	87,904	99,275
International	22,985	28,877	44,945	52,919

Total Harley-Davidson	58,179	80,326	132,849	152,194

Buell & MV Agusta	3,774	4,072	6,900	6,464

MOTORCYCLE PRODUCT MIX:
Harley-Davidson
Touring	20,989	25,248	46,964	51,683
Custom	22,245	41,922	54,164	70,994
Sportster®	14,945	13,156	31,721	29,517

Total Harley-Davidson	58,179	80,326	132,849	152,194

Retail Sales of Harley-Davidson Motorcycles

	Three months ended		Six months ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
North America Region
United States	54,410	83,865	96,451	130,437
Canada	5,015	8,187	6,882	10,870

Total North America Region	59,425	92,052	103,333	141,307
Europe Region (Includes Middle East and Africa)
Europe*	15,327	16,728	22,894	25,803
Other	971	1,403	1,792	2,477

Total Europe Region	16,298	18,131	24,686	28,280
Asia Pacific Region
Japan	4,022	4,067	6,292	6,805
Other	2,403	2,850	5,051	5,412

Total Asia Pacific Region	6,425	6,917	11,343	12,217
Latin America Region	1,420	2,401	2,789	4,258

Total Worldwide Retail Sales	83,568	119,501	142,151	186,062

Data Source (subject to update)
Data source for all 2008 and 2009 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

* Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Market Data

	Six months ended
	June 28, 2009	June 29, 2008
United States[1]	177,880	296,323

	Five months ended
	May 31, 2009	May 31, 2008
Europe[2]	164,844	202,872	~	~

1 - United States industry data includes 651+cc models, derived from submission of motorcycle retail sales by each major manufacturer to an independent third party. This data is subject to revision and update. As of the second quarter 2009, industry data includes three-wheeled vehicles retroactive to 2008.

2 - Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models, derived from information provided by Giral S.A., an independent agency. Europe market data is reported on a one-month lag. This data is subject to revision and update.